ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated April 28, 2011

$• UBS AG Callable Step-Up Fixed Rate Notes due on or about May 25, 2021

Market Strategies to Complement Traditional Fixed Income Investments

Investment Description

Callable Step-Up Fixed Rate Notes (the “Notes”) are senior unsecured obligations of UBS AG (“UBS”). The Notes will bear interest at fixed rates per annum that increase during the term of the Notes (each such fixed rate for the relevant period, an “Applicable Interest Rate”), as follows:

♦	4.00% per annum from and including the Settlement Date to but excluding May 25, 2016 (“Years 1 through 5”);

♦	5.00% per annum from and including May 25, 2016 to but excluding May 25, 2019 (“Years 6 through 8”); and

♦	6.00% per annum from and including May 25, 2019 to but excluding May 25, 2021 (“Years 9 through 10”).

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Interest Payment Date, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date, as described in this free writing prospectus. Although the interest rate will step up during the term of the Notes, you may not benefit from any future increase in the interest rate if the Notes are redeemed prior to the date on which the interest rate is scheduled to increase.

Features

❑

Income: The Notes will pay interest semi-annually at fixed rates that increase during the term of the Notes, as follows: (i) 4.00% per annum during Years 1 through 5; (ii) 5.00% per annum during Years 6 through 8; and (iii) 6.00% per annum during Years 9 through 10.

❑

Optional Redemption: We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Interest Payment Date, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.

Key Dates

Trade Date	•
Settlement Date	May 25, 2011
Interest Payment Dates	Semi-annually, on the 25th day of each May and November, commencing on November 25, 2011 during the term of the Notes (subject to adjustments as described herein).
Maturity Date	May 25, 2021
CUSIP ISIN	90261JGZ0 US90261JGZ03
Issue Price	Variable Price Reoffer

Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this free writing prospectus. See “Risk Factors” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Securities LLC will agree to purchase the notes from us at •% of the principal amount, resulting in aggregate proceeds to us of $•. UBS Securities LLC will agree to sell to one or more other securities dealers, and such securities dealers will agree to purchase from UBS Securities LLC, all or a portion of the aggregate principal amount of the notes at •% of the principal amount. Such other dealers propose to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Agents or dealers participating in the initial offering of the notes to the public may only sell the notes in such offering at a price that is greater than 97.50% but not more than 100.00% of the principal amount, resulting in an aggregate initial price to public of between $• and $•.

UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Callable Step-Up Fixed Rate Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with fixed rate coupons that increase during the term of the Notes.

♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes that are callable by the Issuer.

♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment with fixed rate coupons that are higher than the Applicable Interest Rates or with a variable rate coupon.

♦	You are unable or unwilling to hold the Notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You are not comfortable holding Notes that are callable by the Issuer.

♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms(1)

Issuer	UBS AG, Jersey Branch

Aggregate Principal Amount	$•

Denomination	$1,000 principal amount per Note

Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.

Issue Price	Variable price reoffer

Optional Redemption	We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Interest Payment Date, by giving at least 5 business days’ prior written notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.

Interest Payment Amount	The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Applicable Interest Rate	The Applicable Interest Rate for any period will be the fixed rate per annum set forth below opposite such period: 4.00% Years 1 through 5 5.00% Years 6 through 8 6.00% Years 9 through 10

Interest Periods	Semi-annually from and including the Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the immediately succeeding Interest Payment Date (or the Maturity Date or any earlier redemption date, in the case of the final Interest Period).

Interest Payment Dates	The 25th day of each May and November, commencing on November 25, 2011, and ending on the Maturity Date, subject to adjustments as described in “General Terms of the Notes — Modified Following Unadjusted Business Day Convention.”

Record Dates	The second business day immediately prior to the relevant Interest Payment Date or redemption date.

Daycount Basis	30/360

Business Day Convention	Modified Following Unadjusted

Business Day	When we refer to a “business day” with respect to the Notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City and London generally are authorized or obligated by law, regulation or executive order to close.

Defeasance	Neither full defeasance nor covenant defeasance will apply to the Notes.

CUSIP	90261JGZ0

ISIN	US90261JGZ03

Listing	None

(1)

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Summary

This free writing prospectus describes terms that will apply generally to the Notes. On the Trade Date, UBS AG will prepare a pricing supplement that will also include the specific pricing terms for this issuance. This free writing prospectus and the pricing supplement prepared on the Trade Date should each be read in connection with the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Callable Step-Up Fixed Rate Notes

The Callable Step-Up Fixed Rate Notes (the “Notes”) are medium-term notes issued by UBS AG that pay interest semi-annually in arrears at fixed rates per annum that increase during the term of the Notes (each such fixed rate for the relevant period, an “Applicable Interest Rate”), as follows:

♦	4.00% per annum from and including the Settlement Date to but excluding May 25, 2016 (“Years 1 through 5”);

♦	5.00% per annum from and including May 25, 2016 to but excluding May 25, 2019 (“Years 6 through 8”); and

♦	6.00% per annum from and including May 25, 2019 to but excluding May 25, 2021 (“Years 9 through 10”).

The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

Interest on the Notes will be based on the Applicable Interest Rate, payable semi-annually in arrears on the 25th day of each May and November, commencing on November 25, 2011 (each such date, an “Interest Payment Date”), subject to adjustments as described under “General Terms of the Notes — Modified Following Unadjusted Business Day Convention.” Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, November 25, 2011. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The amount of interest to be paid on the Notes for any Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon request. However, any purchase price we quote you prior to redemption at maturity will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes are part of a series.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This free writing prospectus summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this free writing prospectus) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Notes may be redeemed prior to maturity.

We may (a) at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Interest Payment Date, as described below under the heading “General Terms of the Notes — Redemption Price Upon Optional Redemption” and under the heading “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus and (b) redeem the Notes as described below under the heading “General Terms of the Notes — Redemption Price Upon Optional Tax Redemption” and upon the occurrence of the circumstances described under the heading “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus.

Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this free writing prospectus and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Changes in prevailing interest rates could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity, unless we elect to redeem the Notes prior to maturity, in which case you will receive the relevant redemption price as described under the heading “General Terms of the Notes.” If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of prevailing interest rates, the time remaining to the maturity of the Notes, the creditworthiness of UBS AG and the availability of comparable instruments. In particular, to the extent that the Applicable Interest Rates would result in an effective rate lower than that of a comparable instrument, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	interest rates in the market generally;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;

♦	the time remaining to maturity;

♦	our right to redeem the Notes; and

♦	the creditworthiness and credit rating of UBS.

We expect that, generally, expectations regarding interest rates will affect the market value of the Notes more than any other single factor.

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes for any Interest Period will change as the Applicable Interest Rate changes.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there to be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the initial price to public and you may suffer losses.

The inclusion of commissions and compensation in the initial price to public of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

UBS AG’s or its affiliates’ investments in instruments relating to interest rate swaps may adversely affect the trading value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 9, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may adversely affect the trading value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to interest rate movements that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of prevailing interest rates, could be adverse to the interests of the holders of the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates generally and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS.

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

We may redeem the Notes prior to maturity.

We have the right to redeem the Notes, in whole but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Date, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date. If we redeem the Notes prior to maturity, you will receive no further interest payments and may have to re-invest the proceeds in a lower-rate environment.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this free writing prospectus, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes is expected to be May 25, 2021, subject to an earlier redemption by us.

Interest Payment Dates

Interest Payment Dates shall be the 25th day of each May and November, commencing on November 25, 2011, and ending with the Maturity Date, subject to adjustments as described under “— Modified Following Unadjusted Business Day Convention.”

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the second business day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Coupon

Interest on the Notes will be based on the Applicable Interest Rate, payable semi-annually in arrears on the Interest Payment Date for the applicable Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, November 25, 2011. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The Applicable Interest Rate for any period will be the fixed rate per annum set forth below opposite such period:

4.00% Years 1 through 5
5.00% Years 6 through 8
6.00% Years 9 through 10

Redemption Price upon Optional Redemption

We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on the November 25, 2011 Interest Payment Date, by giving at least 5 business days’ prior written notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date for the Notes.

If we elect to redeem your Notes as described above, we will pay an amount equal to 100% of the principal amount of your Notes plus accrued and unpaid interest to but excluding the redemption date (the “redemption price”) on such redemption date to the holder of record of the Notes as of the close of business on the immediately preceding business day. See “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances and at the price described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on or delivery of the Notes upon redemption or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a “business day” with respect to the Notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City and London generally are authorized or obligated by law, regulation or executive order to close.

Modified Following Unadjusted Business Day Convention

Any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. However, if an Interest Payment Date, other than the Interest Payment Date that falls on the Maturity Date or earlier redemption date, falls on a day that is not a business day and the next succeeding business day is in the next calendar month, the date of payment will be the business day immediately preceding the Interest Payment Date, with the same effect as if paid on the originally scheduled due date. If the Maturity Date or any earlier redemption date falls on a day that is not a business day, the payment of principal and interest otherwise due on such day will be paid on the next succeeding business day, and no interest on such payment shall accrue from the period from and after the Maturity Date or redemption date.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions or purchases and sales of securities before and after the Settlement Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 5 for a discussion of these adverse effects.

What are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth under “U.S. Tax Considerations” in the accompanying prospectus. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This discussion assumes that the description of the Notes in this free writing prospectus is materially correct. This summary supplements the section “U.S. Tax Considerations” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

As discussed under “U.S. Tax Considerations — Original Issue Discount” in the accompanying prospectus, a holder of a Note that is issued with more than a de minimis amount of OID is required to include OID in income as ordinary interest over the term of the Note. The determination of the amount of OID on the Notes will depend on whether the yield on the Notes would be minimized if the Notes were called immediately prior to the increases in interest rate on May 25, 2016 and May 25, 2019. This should be the case, for example, if the Notes are issued at par. Except as noted below, the discussion below assumes that the Notes will have an original issue price as determined for U.S. federal income tax purposes such that the yield on the Notes would be minimized if the Notes were called immediately prior to the increases in interest rate on May 25, 2016 and May 25, 2019.

For the purpose of determining the amount of OID on the Notes, notwithstanding the fact that the interest rate on the Notes is scheduled to step-up over the term of the Notes, the stated redemption price at maturity should not take into account the interest rate step-ups, because Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. As assumed above, the yield on the Notes would be minimized if we call the Notes immediately before the increase in the interest rate on May 25, 2016, and therefore the Notes should be treated for OID purposes as fixed-rate notes that will mature prior to the step up in interest rate for the Notes. This assumption is made solely for U.S. federal income tax purposes of determining whether the Note is issued with OID and is not an indication of our intention to call or not to call the Notes at any time. Likewise, for the purpose of determining the de minimis OID threshold with respect to the initial interest rate period, the Notes should be assumed to be called immediately before the increase in the interest rate on May 25, 2016. Because the Notes should be deemed to mature and be reissued for OID purposes at such time, the Notes should not be considered as issued with a greater than de minimis amount of OID for the initial interest rate period if the original issue price for U.S. federal income tax purposes is above 98.75% of par. Because we plan to offer the Notes to initial purchasers at variable prices, it is possible that the issue price for your note may be equal to or less than 98.75% of par, in which case you would be subject to the special rules governing the accrual of OID over the term of your note. We intend to provide the original issue price of the Notes as determined for U.S. federal income tax purposes in the applicable pricing supplement. Please see “U.S. Tax Considerations — Original Issue Discount” in the accompanying prospectus for a comprehensive discussion of the rules governing notes issued with more than a de minimis amount of OID.

If we do not call the Notes prior to the step up in the interest rate on May 25, 2016 then, solely for OID purposes, the Notes will be deemed to mature and be reissued at their adjusted issue price on May 25, 2016. This deemed issuance should not give rise to taxable gain or loss to holders. The analysis set forth in the prior paragraph should also apply to the step up in interest rate on May 25, 2019, and thus the Notes deemed reissued on May 25, 2016 should have a maturity date for OID purposes of May 25, 2019. Accordingly, the Notes should not be considered issued with a greater than de minimis amount of OID for the interest rate period beginning on May 25, 2016 if the adjusted issue price of the Notes at such time is above 99.25% of par. The Notes deemed reissued on May 25, 2019 should have a maturity date for OID purposes of May 25, 2021. Accordingly, the Notes should not be considered issued with a greater than de minimis amount of OID for the interest rate period beginning on May 25, 2019 if the adjusted issue price at such time is above 99.50% of par.

Upon the disposition of a Note by sale, exchange, redemption or retirement (i.e., if we exercise our right to call the Notes or otherwise) or other disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the U.S. holder, increased by any OID previously included in income with respect to the Note. Capital gain of individual taxpayers from the sale, exchange, redemption, retirement or other disposition of a Note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, redemption, retirement or other disposition of a Note is subject to significant limitations.

Because we plan to offer the Notes to initial purchasers at variable prices, it is possible that you may purchase the Notes for an amount that differs from the original issue price of the Notes for U.S. federal income tax purposes. The original issue price of the Notes will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of distribution agents or wholesalers.

If the original issue price of the Notes is such that the yield on the Notes would not be minimized by the Notes being called on either May 25, 2016 or May 25, 2019, the amount of OID on the Notes would generally be increased by the amount of the step up multiplied by the number of periods the step up applies. If the original issue price is as described in this paragraph, the pricing supplement will include a further discussion of the tax treatment of your Notes. Please see “U.S. Tax Considerations — Original Issue Discount” in the accompanying prospectus for a comprehensive discussion of the rules governing notes issued with more than a de minimis amount of OID.

If you elected to treat all interest as OID, as discussed in “U.S. Tax Considerations — Original Issue Discount” in the accompanying prospectus, the tax treatment of the notes to you may be different. If you made this election, please consult your own tax advisor.

Depending on the purchase price of your Notes, you may be subject to the rules governing market discount, acquisition premium, or amortizable bond premium described in greater detail in the accompanying prospectus under “U.S. Tax Considerations — Original Issue Discount — Market Discount,” “— Acquisition Premium,” and “— Debt Securities Purchased at a Premium.” The rules regarding market discount and the purchase of debt securities at a premium are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption, or maturity of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Backup Withholding and Information Reporting. Please see the discussion under “U.S. Tax Considerations” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC has agreed to purchase the notes from us at •% of the principal amount, resulting in aggregate proceeds to us of $•. UBS Securities LLC will agree to sell to one or more other securities dealers, and such securities dealers will agree to purchase from UBS Securities LLC, all or a portion of the aggregate principal amount of the notes at •% of the principal amount. Such other dealers propose to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Agents or dealers participating in the initial offering of the Notes to the public may only sell the Notes in such offering at a price that is greater than 97.50% but not more than 100.00% of the principal amount, resulting in an aggregate initial price to public of between $• and $•. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging,” we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS may use this free writing prospectus and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this free writing prospectus and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this free writing prospectus and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this free writing prospectus and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.